RRBB
ACCOUNTANTS + ADVISORS
www.rrbb.com

ROSENBERG RICH BAKER BERMAN & COMPANY

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • PHONE 908-231-1000 • FAX 908-231-6894
111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • PHONE 973-763-6363 • FAX 973-763-4430

November 2, 2016

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: LD Holdings, Inc.

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by LD Holdings, Inc. in Item 4.01 of its Form 8-K dated November 2, 2016, captioned "Changes in Registrant's Certifying Accountant". We have no basis to agree or disagree with the other statements contained therein.

Respectively,

Rosenberg Rich Baker Berman & Company